Exhibit 10.13
Development Agreement
     THIS DEVELOPMENT AGREEMENT dated as Oct 3, 2005, (the “Effective Date”) by and between Alexza Pharmaceuticals, Inc., of 1020 East Meadow Circle, Palo Alto, CA 94303 (“Alexza”), and Autoliv ASP, Inc. of 3350 Airport Road, Ogden, UT 84405 (“Autoliv”).
Recitals
     A. Alexza is in the business of development, manufacture and commercialization of a proprietary thermal delivery technology to deliver drugs locally and systemically through the lung; and
     B. Autoliv is in the business of development and commercialization of, among other things, incendiary initiators; and
     C. Alexza desires to have Autoliv develop and supply to Alexza a Heat Packages that can be incorporated in Alexza’s proprietary drug delivery device for sale by Alexza worldwide.
     IN CONSIDERATION of the respective covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE 1
Definitions
In this Agreement the following words will have the following meanings:
     1.1 “Affiliate” means with respect to an entity, a person, corporation or other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with that entity.
     1.2 “Agreement” means this Development Agreement and all of the terms and conditions herein.
     1.3 “Alexza Know-How” means all information and data (including but not limited to results), technical information, trade secrets, specifications, instructions, processes, formulae, expertise and information (i) owned by or licensed (with right to grant sublicenses) to Alexza; and (ii) necessary or useful to the manufacture, use or sale of the Product or Heat Packages, including, without limitation, biological, chemical, biochemical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, which may be useful in studying, testing, the development, production, formulation or use of the Product or Heat Packages.
     1.4 “Alexza Patents” means all patents and patent applications owned by or licensed (with the right to grant sublicenses) to Alexza which have issued as of the Effective Date or which issue from applications pending as of the Effective Date or which cover any New Discoveries, and which (i) claim inventions necessary or useful to the manufacture, use or sale of

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the Product or Heat Packages, and (ii) have not expired or been held invalid or unenforceable by a court of competent jurisdiction in a final, unappealable decision, including without limitation all substitutions, re-examinations, reissues, extensions, registrations and supplementary or complementary certificates.
     1.5 “Autoliv Know-How” means all information and data (including but not limited to results), technical information, trade secrets, specifications, instructions, processes, formulae, expertise and information: (i) owned by or licensed (with right to grant sublicenses) to Autoliv; and (ii) necessary or useful to the manufacture, use or sale of the Heat Packages, including, without limitation, biological, chemical, biochemical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, which may be useful in studying, testing, the development, production, formulation or use of the Heat Packages.
     1.6 “Autoliv Patents” means all patents and patent applications owned by or licensed (with the right to grant sublicenses) to Autoliv which have issued as of the Effective Date or which issue from applications pending as of the Effective Date or which cover any New Discoveries, and which (i) claim inventions necessary or useful to the manufacture, use or sale of the Heat Packages, and (ii) have not expired or been held invalid or unenforceable by a court of competent jurisdiction in a final, unappealable decision, including without limitation all substitutions, re-examinations, reissues, extensions, registrations and supplementary or complementary certificates.
     1.7 “Background Technology” shall have the meaning set forth in Article 6.1.
     1.8 “Confidential Information” means, subject to the limitations set forth in Article 8.2 hereof, all information disclosed by a party hereto to the other party pursuant to this Agreement, the Consultant Services Agreement or pursuant to the Mutual Confidential Disclosure Agreement between the parties dated as of November 3, 2004. In particular, Confidential Information shall be deemed to include, but is not limited to, information relating to research and development programs and results, prototypes and products, clinical and preclinical data, trade secrets, business strategy, patent applications, licenses, suppliers’ and manufacturers’ identities, product and marketing strategy, customers, market data, personnel and consultants.
     1.9 “Consultant Services Agreement” means the Consultant Services Agreement between the parties dates as of December 17, 2004.
     1.10 “Development Plan” means the plan for the development of the Heat Packages, including procedures, cost estimates and budget, time schedule and other information delivered and agreed to following the Effective Date by the parties as more fully set forth in Article 2 below.
     1.11 “Development Plan Budget” means the budget set forth in the Development Plan.
     1.12 “Development Program” means the program for developing and optimizing the Heat Packages for incorporation into the Product pursuant to the Development Plan.

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     1.13 “FDA” means the United States Food and Drug Administration, or its functional equivalent in jurisdictions outside the United States.
     1.14 “Heat Package” means a heating substrate for the vaporization of a drug, consisting of a chemical heat source sealed within an inert, stainless steel substrate.
     1.15 “Healthcare Field” means the areas of prevention, treatment, management, monitoring or diagnosis of illness or disease.
     1.16 “Initiator Technology” means a method of initiating a chemical reaction, consisting of a chemical reactant mixture deposited on a metal wire that is connected to an electric current source.
     1.17 “Intellectual Property Rights” means all present and future worldwide trade secrets, patent, patent applications, copyright, mask work or other proprietary or property right.
     1.18 “New Discoveries” means inventions, developments, improvements, enhancements or modifications, whether or not patentable, that are conceived or developed or reduced to practice by Alexza or Autoliv arising out of or in connection with Alexza or Autoliv’s performance under this Agreement.
     1.19 “Product” means a system which includes pulsatile delivery technology and a drug or drugs for Pulmonary Drug Delivery incorporating Alexza’s proprietary technology and Confidential Information and the Heat Packages, and including anything used in or with the system for Pulmonary Drug Delivery, or sold with or for use in or with the system for Pulmonary Drug Delivery.
     1.20 “Program Coordinator” shall have the meaning set forth in Article 2.2 (b)
     1.21 “Pulmonary Drug Delivery” shall mean delivery of drugs to the lungs.
     1.22 “Regulatory Approval” means any approval, licenses, registrations, or authorizations of any federal, state or local regulatory agency, department, bureau or other government entity, required for the manufacture, use, storage, import, transport or sale of Products in any country of the Territory, including but not limited to investigational new drug applications (“IND”), Investigational Device Exemptions (“IDE”), Pre-Market Notifications (“510(k)”) and/or Pre-Market Approvals (“PMA”), European Commission (EC) Annex II CE Mark certifications, Doctor and Dentist Exemption Certificates (“DDX”), Clinical Trials in Marketed Products (“CTMP”), Drug Master Files (“DMF”), Biologic License Applications (“BLA”), New Drug Applications (“NDA”), Amended NDAs (“ANDA”), national filings, Manufacturing Authorization Applications (“MAA”), MAA dossiers, MAA renewals, MAA variations and Clinical Trials Exemptions (“CTX”).
     1.23 “Specifications” means the minimum specification for the manufacture and performance of the Heat Packages, which shall be established by Alexza and agreed upon by the parties and documented in the Development Plan.
     1.24 “Territory” means the world.

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     1.25 “Validation Heat Packages” means the production series of the Heat Packages appropriate for design validation (type-testing) and human clinical trials, manufactured in conformance with the Specifications by Autoliv and delivered to Alexza under this Agreement.
ARTICLE 2
Development Program
     2.1 Purpose and Scope. The parties wish to collaborate in the development of the Heat Packages, to be incorporated in the Product for commercialization by Alexza worldwide. To that end, the parties will embark on a Development Program with each party bearing specified responsibilities, all as further described herein.
     2.2 Development Program.
          (a) Scope. Immediately after the execution hereof, the parties will commence the Development Program, which shall encompass all activities necessary to develop the Heat Packages and incorporate it into the Product for further clinical trials and commercial distribution.
          (b) Coordination of Development Program. To facilitate and coordinate the relationship of Alexza and Autoliv with regard to the development of the Heat Packages, each party shall appoint one (1) representative (“Program Coordinator”) who together shall jointly determine the mechanisms required for the exchange of information (including Background Technology and Confidential Information) with respect to all aspects of the Development Program.
          (c) Specifications.
               (i) The parties, through the Program Coordinators, shall develop mutually agreeable Specifications for the Heat Packages based on the parameters set forth in the Development Plan and the results of activities undertaken in the Development Program. If the parties are unable to agree upon the Specifications, Alexza shall have the right to terminate the Agreement pursuant to Article 5.3 or both parties may agree to terminate the Agreement pursuant to Article 5.2(b).
               (ii) Alexza shall have the right to propose modifications of the Specifications from time to time. If Alexza recommends any modifications to the Specifications, Autoliv shall promptly notify Alexza in writing of any additional costs and expenses associated with such modifications (the “Additional Costs and Expenses”), including a reasonably detailed explanation of the reasons for such additional costs and expenses, and any necessary revisions to the time schedule set forth in the Development Plan. Alexza shall have four (4) weeks to notify Autoliv in writing either that: (i) Alexza accepts such Additional Costs and Expenses and Autoliv is to proceed with such modified Specifications, or (ii) withdraw such modified Specifications. If Alexza does not notify Autoliv of its decision within the four (4) week period specified above, the modifications shall be deemed withdrawn, and Autoliv shall proceed with the Development Program and the Specifications as then in effect. If Alexza accepts such Additional Costs and Expenses, Autoliv shall incorporate such modifications into the

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Specifications and proceed with the Development Program, subject to any modified time schedule described above. Alexza shall bear the Additional Costs and Expenses. If the modifications to the Specifications are necessitated by requirements of FDA or other regulatory authority, the parties shall amend the Development Plan to reflect such modifications, and Alexza will bear the Additional Costs and Expenses. If the parties are unable to agree upon any modifications to the Specifications, Alexza shall have the right to terminate the Agreement pursuant to Article 5.3 or both parties may agree to terminate the Agreement pursuant to Article 5.2(b).
          (d) Development Plan. The parties hereby agree to conduct and cooperate in the development and optimization of the Heat Packages for incorporation in the Product, in accordance with the Development Plan, and any and all amendments, revisions or elaboration to such plan to which the parties agree in writing. Prior to each phase of the Development Plan, a proposed plan of activities to be conducted during such phase shall be submitted to the Program Coordinators for review and approval.
          (e) Conduct of Development Program.
               (i) Autoliv’s Obligations. Autoliv shall use its good faith business and scientific judgment as applied to commercial development projects, to allocate sufficient time, effort, equipment and facilities to carry out the Development Plan in accordance with the timelines set forth therein. Autoliv shall work diligently, consistent with accepted business practices and legal requirements, to develop the Heat Packages and cooperate with Alexza’s efforts to incorporate it into the Product, devoting the same degree of attention and diligence to such development efforts that it devotes to development activities for its own products, but in no event less than reasonable attention and diligence. Autoliv shall conduct its efforts hereunder in strict accordance with all applicable laws, regulations and guidelines, including without limitation, the requirements for Regulatory Approval.
               (ii) Alexza’s Obligations. Alexza shall use its good faith business and scientific judgment as applied to commercial development projects, to allocate sufficient time, effort, equipment and facilities to carry out its obligations under the Development Plan, and to promptly evaluate each iteration of the Heat Packages prototype to enable Autoliv to meet its performance deadlines. Alexza shall conduct its efforts hereunder in strict accordance with all applicable laws, regulations and guidelines, including without limitation, the requirements for Regulatory Approval.
               (iii) Quality Agreement. The parties shall negotiate in good faith a Quality Agreement to be entered into not later than August 1, 2006 covering the Heat Packages to be manufactured pursuant to the Development Plan.
          (f) Site Visits. Autoliv shall allow Alexza, during Autoliv’s normal business hours, to visit its place of business where the Heat Packages development work is being performed (the “Development Work Site”) to inspect the status of such work. Alexza’s representative shall be subject to Autoliv’s customary restrictions with respect to non-employee visitors to Autoliv’s place of business and the Development Work Site.

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          (g) cGMP and QSR Compliance Audits. In addition to the site visits described above, Alexza shall have the right to have its representatives visit the Development Work Site to review Autoliv’s operations and assess its compliance with cGMP, ISO, QSR, and other applicable regulatory requirements and quality assurance standards, and to discuss any related issues with Autoliv’s development, manufacturing and management personnel. Autoliv shall supply to Alexza any relevant documents necessary to permit Alexza to complete such review and assessment.
          (h) Regulatory Inspections. Autoliv shall cooperate with any inspection of its facilities by a regulatory agency or authority in the Territory, including but not limited to any inspection by such regulatory agency or authority prior to the granting of Regulatory Approval to market the Products in the Territory (by mutual recognition of another jurisdiction’s Regulatory Approval or otherwise). Autoliv shall notify Alexza as soon as possible of any notification received by Autoliv from any regulatory authority in the Territory to conduct an inspection of its manufacturing or other facilities used in the manufacturing, packaging, storage or handling of Products, or relating to any claim of non-compliance with regulatory requirements. Copies of all correspondence and notices relevant to the Heat Packages to and from the regulatory authority in the Territory will be provided by Autoliv to Alexza.
          (i) Records. Autoliv will maintain for a period of ten (10) years all records generated in the course of its performance under this Agreement and necessary to evidence compliance with (i) such laws and regulations as are applicable to the design and manufacture of medical devices and (ii) Heat Packages Specifications.
          (j) Deliverables.
               (i) Prototypes. The parties agree and understand that the development of the Heat Packages is expected to be an iterative process, with prototypes created by Autoliv pursuant to the then-effective Specifications, and that Alexza shall evaluate and test all prototypes in an effort to further refine and define the final Specifications for the Validation Heat Packages. Accordingly, Autoliv shall deliver all prototypes of the Heat Packages to Alexza in the quantities and in accordance with the schedule and Specifications set forth in the Development Plan.
               (ii) Disclosure and Reports. Autoliv shall fully and promptly disclose to Alexza, in writing and on an on-going basis, all results, including but not limited to any New Discoveries, made in the course of the Development Program. Autoliv shall provide to Alexza on a monthly basis during the term of this Agreement a report setting forth, in such reasonable detail as Alexza may request, (i) the work performed by Autoliv during such month, (ii) the status of the work to be performed under the Development Plan as of the end of the month, (iii) a description of any problems, if any, in completing the remaining work to be done in accordance with the schedule set forth in the Development Plan and the proposed resolution of such problems, (iv) any other information reasonably deemed relevant by Autoliv and (v) any other information related to the Development Work reasonably requested by Alexza. Upon request of Alexza, Autoliv will make its Program Coordinator available to discuss with Alexza’s Program Coordinator the status of the work to be performed under the Development Plan and the work remaining to be done thereunder or such other issues as arise with respect to the

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Development Program.
     2.3 Acceptance and Rejection of Prototypes.
          (a) Inspection. Alexza shall inspect all Heat Packages prototypes and other items delivered pursuant to the Development Plan promptly upon receipt. Alexza may reject any Heat Packages prototypes that do not conform to the Specifications at the time of delivery by Autoliv. Any such rejection shall be made in writing and shall indicate the reasons for such rejection and, where appropriate, shall be accompanied by test results or other documentation or data supporting Alexza’s reason for rejection. Any rejection delivered within the time period specified in the Development Plan for review of Heat Packages prototypes and other deliverables shall be deemed timely. If Alexza does not deliver the notice of rejection within the time permitted under the Development Plan, Alexza shall be deemed to have accepted that Heat Packages prototype. Acceptance of an iteration of the Heat Packages prototype or other deliverable shall not prejudice Alexza’s right to determine that a subsequent Heat Packages prototype or deliverable is not reasonably acceptable.
          (b) Remediation of Rejection. After notice of rejection is received by Autoliv, the parties shall discuss in good faith the reasons for such rejection, and Autoliv shall use reasonable and timely efforts to promptly correct the deficiencies. The parties shall discuss in good faith any adjustments to the schedule contained in the Development Plan necessitated by such correction work, and Autoliv shall use reasonable efforts to assign such additional personnel to the Development Program to minimize such delays. If Alexza determines that the Heat Packages prototype does not meet the Specifications, or other deliverables do not meet the applicable requirements, Alexza may elect, in its sole discretion, to (i) have Autoliv rework such Heat Packages prototype or other deliverable, or (ii) terminate the Agreement pursuant to Article 5.3 or both parties may agree to terminate the Agreement pursuant to Article 5.2(b).
          (c) Validation Heat Packages. In accordance with the time schedule set forth in the Development Plan, Autoliv will deliver to Alexza the number of Validation Heat Packages set forth in the Development Plan in accordance with the final Specifications. Promptly upon receipt of the Validation Heat Packages, Alexza will inspect and test such Validation Heat Packages for compliance with the Specifications. If the Validation Heat Packages do not comply with the Specifications, Alexza may elect, in its sole discretion, to (i) have Autoliv rework such Validation Heat Packages, or (ii) terminate the Agreement pursuant to Article 5.3 or both parties may agree to terminate the Agreement pursuant to Article 5.2(b). Autoliv shall use diligent efforts to make up any time lost due to replacement of Validation Heat Packages pursuant to this Article. If the Validation Heat Packages comply with the Specifications and, as determined at Alexza’s sole discretion, can be effectively used for their intended use, then Alexza will determine within six (6) weeks after receipt of such Validation Heat Packages whether: (i) to accept such Validation Heat Packages; or (ii) recommend modifications thereto, and will notify Autoliv of its decision in writing. If Alexza does not so notify Autoliv within the time provided, Alexza will be deemed to have accepted such Validation Heat Packages.
     2.4 Regulatory Filings.

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          (a) Clinical Trials. Alexza shall be responsible for conducting such clinical trials of the Product as are necessary to obtain Regulatory Approval in the Territory.
          (b) Regulatory Filings. Alexza shall be responsible for obtaining all required Regulatory Approval, in its own name. Autoliv shall provide regulatory and technical information pertaining to the development and manufacture of the Heat Packages and cooperate with Alexza and the responsible regulatory bodies to assist Alexza in obtaining the required Regulatory Approval.
     2.5 Development Costs. Alexza and Autoliv shall fund the development of the Heat Packages under this Article 2 in accordance with the Development Plan Budget attached to the Development Plan. The overall costs of completing the Development Program will be shared equally by Alexza and Autoliv.
ARTICLE 3
Exclusivity
     3.1 Exclusivity. Autoliv shall work exclusively with Alexza on the development and commercialization of a device or component to be used as part of a system for Pulmonary Drug Delivery. Following expiration or termination of this Agreement, for a period of twenty-four (24) months, Autoliv agrees that it shall not, by itself or with any third party, develop or commercialize any device or component to be used as a part of a system for Pulmonary Drug Delivery, except in conjunction with Alexza
     3.2 Covenants of Non-Use. Subject to Section 6.3, Autoliv hereby covenants that it shall not (i) use, at any time, Alexza Know-How, Alexza Patents, New Discoveries or Alexza Confidential Information for any purposes other than the development and manufacture of a Heat Packages for incorporation into the Product, and (ii) use, during the term of this Agreement, the New Discoveries in the Healthcare Field for any purposes other than the development and manufacture of Heat Packages for Alexza.
ARTICLE 4
Supply Agreement
     4.1 Supply Agreement. Subject to the terms of this Agreement and the Development Plan, if Alexza accepts the Validation Heat Packages as set forth above in Article 2.3(c) not later than July 1, 2007, the parties shall negotiate in good faith for a period of up to sixty (60) days a definitive Supply Agreement for the manufacture and delivery to Alexza of clinical trial and commercial quantities of Heat Packages (“Initial Supply Agreement”). Certain initial terms of the Initial Supply Agreement are set forth in the Initial Supply Agreement Terms separately agreed to by the parties on the date hereof. If the parties are unable to negotiate and execute the Initial Supply Agreement within such sixty (60) day period, then Alexza may terminate this Agreement as set forth below in Article 5.3 or both parties may agree to terminate the Agreement pursuant to Article 5.2(b).
ARTICLE 5

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Term and Termination
     5.1 Term. The term of this Agreement shall commence upon the Effective Date and, unless sooner terminated as provided in this Article 5, expire on December 31, 2007.
     5.2 Termination By Either Party.
          (a) Breach. Each party shall have the right to terminate this Agreement and its obligations hereunder in the event of a material breach by the other party, which breach remains uncured for thirty (30) days after written notice is provided to the breaching party.
          (b) Termination by Mutual Consent. This Agreement may be terminated by the mutual consent of Alexza and Autoliv.
     5.3 Termination by Alexza. Alexza shall have the right to terminate this Agreement (i) during the period prior to the acceptance of the Validation Heat Packages described in Article 2.3(c), upon sixty (60) days written notice to Autoliv for any reason, and (ii) and at the end of the sixty (60) day period referenced in Article 4.1 if the parties have not entered into a Supply Agreement.
     5.4 Effect of Termination by Alexza. If Alexza terminates this Agreement under Article 5.3,
          (a) Work in Progress. Autoliv shall deliver to Alexza in an expeditious manner all work in progress developed hereunder or pursuant to the Development Plan, including all technical documentation related to such work;
          (b) Payments. Alexza will pay Autoliv according to the Development Plan Budget for the period up through the termination and Alexza will repay Autoliv $277,777.78 for each calendar quarter, or portion thereof on a pro rated basis, since the Effective Date;
          (c) License. Effective upon such termination or the expiration of this Agreement, Autoliv shall and hereby does grant to Alexza an exclusive, worldwide license (with the right to sublicense through multiple tiers) under the AutoLiv Know-How and Autoliv Patents to develop, make, have made, use, sell, offer to sell and import the Heat Packages as incorporated in Products;
          (d) Technology Transfer. Autoliv shall disclose and transfer to Alexza, including, without limitation, through visitations and observation of the pilot line facility, all data, know-how, technology and other information reasonably necessary for Alexza to understand and duplicate the processes employed by Autoliv in the manufacture of the Heat Packages in accordance with the Specifications, and provide Alexza with access to Autoliv personnel as reasonably required by Alexza to transition to Alexza all development and

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manufacturing activity for the Heat Packages; and
          (e) Royalty. Alexza will pay to Autoliv a royalty of $.04 per Product for each Product sold by Alexza, its affiliates and sublicensees that incorporates Autoliv’s Background Technology (the “Termination Royalty”). The Termination Royalty shall cease on the later of (i) the expiration of any Autoliv Patents included in Autoliv’s Background Technology, and (ii) ten (10) years after the Effective Date, if the Autoliv Background Technology includes only Autoliv Know-How and is not covered by any claim of any Autoliv Patent. These determinations shall be made on a country by country basis. The Termination Royalty shall be paid quarterly. Autoliv shall have the right to audit at its expense Alexza’s records relating to the sales of Product by Alexza to ascertain proper accounting for prompt payment of the Termination Royalty, upon reasonable advance notice to Alexza and in a manner that does not interfere with Alexza’s business.
     5.5 Effect of Termination by Autoliv. In the event that Autoliv terminates this Agreement under Article 5.2(a) or both parties agree to terminate the Agreement pursuant to Section 5.2(b), then Alexza shall promptly pay to Autoliv any outstanding amounts due hereunder or under the Development Plan Budget. Autoliv shall then deliver to Alexza in an expeditious manner all work in progress developed hereunder or pursuant to the Development Plan, including all technical documentation related to such work.
     5.6 Accrued Obligations. Notwithstanding any termination under this Article 5, any obligation to pay payments which had accrued or become payable as of the date of termination shall survive termination of this Agreement.
     5.7 Survival. Except as otherwise set forth in this Agreement, the following provisions shall survive termination or expiration of this Agreement: Articles 5.4, 5.5, 5.6, 5.7, and Articles 6, 7, 8, 9 and 10.
ARTICLE 6
Intellectual Property
     6.1 Background Technology. Each party shall retain ownership and control of their respective inventions, know-how, information, data and related Intellectual Property Rights existing as of the Effective Date or generated outside the Development Program (collectively, a party’s “Background Technology”). Except as otherwise set forth in this Agreement, nothing herein shall grant or imply any license or right of use to any Background Technology of either party to the other party, except as necessary for the performance of this Agreement.
     6.2 Inventorship. Inventorship of New Discoveries shall be determined in accordance with the patent laws of the United States of America.
     6.3 Autoliv Inventions. Autoliv shall solely own all New Discoveries having sole utility in or application to the use, application or method of manufacture of the Initiator Technology (the “Transportation Initiator-Related Inventions”), whether made, conceived, reduced to practice or generated by either party alone or both parties jointly, and Autoliv shall

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solely own all Intellectual Property Rights covering Transportation Initiator-Related Inventions (the “Autoliv Program IP”); provided, however, that Autoliv shall have no right to use, exploit, sublicense or otherwise transfer any rights to such New Discoveries or such Intellectual Property Rights for any use or potential use in the Healthcare Field. Alexza hereby assigns and transfers to Autoliv all right, title and interest in and to all Autoliv Patents and Autoliv Know-How and Autoliv shall have the right to obtain and hold in its own name all registrations or any such other similar protection for any of such Autoliv Patents or Autoliv Know-How.
     6.4 Alexza Inventions. Alexza shall solely own all New Discoveries, whether made, conceived, reduced to practice or generated by either party alone or both parties jointly, that are neither improvements or modifications to Autoliv Background Technology or Transportation Initiator-Related Inventions, and all Intellectual Property Rights covering such New Discoveries, or the Product (exclusive of the Heat Packages) (collectively, “Alexza IP”). Such Alexza IP includes all Alexza inventions conceived in connection with Autoliv’s work under this Agreement or the Consultant Services Agreement, whether or not the inventions are actually reduced to practice or utilized in the Product or Heat Packages. Autoliv shall have no ownership or license rights in the Alexza IP unless Alexza grants such rights in connection with the Supply Agreement. Autoliv hereby assigns and transfers to Alexza all right, title and interest in and to all Alexza IP, and Alexza shall have the right to obtain and hold in its own name all registrations or any such other similar protection for any of such Alexza IP.
     6.5 Exploitation. Alexza shall have the sole right to use the Alexza IP. Notwithstanding the foregoing, Alexza hereby grants Autoliv a non-exclusive license to use the Alexza IP to the extent necessary to conduct the Development Program during the term of this Agreement.
     6.6 License to Alexza of Autoliv Technology. Autoliv grants to Alexza an unrestricted, nonexclusive, perpetual, fully paid-up, royalty-free (except as provided in Article 5.4(e)) worldwide license under the Autoliv Know-How and Autoliv Patents to use Autoliv’s Background Technology and the Autoliv Program IP to develop, make, use, sell, offer for sale and import the Product and all updates and revisions and improved versions thereto. Alexza shall have the right to sublicense the license granted herein: (a) to subsidiaries and Affiliates of Alexza; (b) as part of (and for use solely in conjunction with technology covered under) a bona fide license by Alexza to a third party of any significant part of Alexza Inventions or Intellectual Property Rights owned by Alexza hereunder; and to any successor to Alexza or acquiring entity of Alexza.
     6.7 Assistance. Each party shall, and hereby does, assign to the other party all or part of the right, title and interest of such party in and to New Discoveries and related Intellectual Property Rights, solely to the extent necessary to achieve the allocation of ownership of New Discoveries and associated Intellectual Property Rights provided in this Articles 6. Each party agrees to provide reasonable assistance to the other party, at the other party’s expense, in obtaining and from time to time enforcing and defending the other party’s rights as set forth in this Articles 6 to New Discoveries, including without limitation and as applicable, the assignment to the other party of all or part of the right, title and interest of its employees or independent contractors in and to such New Discoveries and associated Intellectual Property Rights to achieve the allocation of ownership provided in this Articles 6.

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     6.8 Patent Applications. Each party shall have the right, but not the obligation, to file, prosecute, maintain, enforce and defend any patents which claim New Discoveries which such party owns pursuant to this Article 6.
ARTICLE 7
Indemnification
     7.1 Indemnification by Alexza. Alexza hereby agrees to indemnify, hold harmless and defend Autoliv against any and all expenses, costs of defense (including without limitation attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts Autoliv becomes legally obligated to pay because of any third party claim or claims against it to the extent that such claim or claims (i) arise out of the breach or alleged breach of any representation or warranty by Alexza hereunder, or (ii) arise from a third party claim of injury or death or damage to property resulting from such third party’s use of the Product and not caused by Autoliv’s negligence or misconduct in the performance of its obligations under this Agreement, or (iii) are due to the negligence or misconduct of Alexza in the promotion, marketing or sale of the Product; provided that such indemnification obligation shall not apply to the extent such claims are covered by Autoliv’s indemnity set forth in Article 7.2 below.
     7.2 Indemnification by Autoliv. Autoliv hereby agrees to indemnify, hold harmless and defend Alexza against any and all expenses, costs of defense (including without limitation attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts Alexza becomes legally obligated to pay because of any claim or claims against it to the extent that such claim or claims (i) result from Autoliv’s activities under this Agreement, (ii) arise out of the breach or alleged breach of any representation or warranty by Autoliv hereunder, (iii) are due to the negligence or misconduct of Autoliv, or (iv) arise from a third party claim of injury or death or damage to property resulting from such third party’s use of the Product to the extent caused by Autoliv’s negligence or misconduct in the performance of its obligations under this Agreement; provided that, such indemnification shall not apply to the extent such claims are covered by Alexza’s indemnity set forth in Article 7.1 above.
     7.3 Procedure. Each Party’s agreement to indemnify, defend and hold the other harmless under Articles 7.1 and 7.2 is conditioned on the indemnified party (a) providing written notice to the indemnifying party of any claim arising out of the indemnified activities within thirty (30) days after the indemnified party has knowledge of such claim; (b) permitting the indemnifying party to assume full responsibility to investigate, prepare for and defend against any such claim; (c) assisting the indemnifying party, at the indemnifying party’s reasonable expense, in the investigation of, preparation for and defense of any claim; and (d) not compromising or settling such claim with the indemnifying party’s written consent. In the event that the parties cannot agree as to the application of Articles 7.1 and 7.2 above to any particular loss or claim, the parties may conduct separate defenses of such claim. Each party further reserves the right to claim indemnity from the other in accordance with Articles 7.1 and 7.2 above upon resolution of the underlying claim, notwithstanding subsection (b) above.
     7.4 Insurance Coverage. Each party represents and warrants that it is covered and will continue to be covered by a comprehensive insurance program which covers all of each

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Party’s activities and obligations hereunder. Each party shall provide the other party with written notice at least fifteen (15) days prior to any cancellation or material change in such insurance program that reduces coverage thereunder. Each party shall maintain such insurance program, or other program with comparable coverage, beyond the expiration or termination of this Agreement during (i) the period that any Heat Pack produced pursuant to this agreement is intended to be used in a Product for clinical trials and (ii) a commercially reasonable period thereafter.
ARTICLE 8
Confidentiality
     8.1 Confidential Information; The parties’ rights and obligations with respect to Confidential Information disclosed under this Agreement shall be governed by the Mutual Confidential Disclosure Agreement between the parties dated as of November 3, 2004, except as set forth below.
     8.2 Authorized Disclosure. The parties agree that the terms of the Agreement, the Initial Supply Agreement Terms and the Development Plan will be considered Confidential Information of both parties. Notwithstanding the foregoing, either party may make disclosures required by law or regulation, provided prior notice is given to the other party whenever possible, and may disclose the terms of the Agreement, the Initial Supply Agreement Terms and the Development Plan to bona fide potential corporate partners, and to financial underwriters, prospective investors, acquirers and merger partners, and other parties with a need to know such information. Any such disclosures, and any disclosure of the development and marketing of Products or other developments under this Agreement, including but not limited to press releases, will be reviewed and consented to by each party prior to such disclosure. Such consent shall not be untimely or unreasonably withheld by either party. All such disclosures shall be made only to parties under an obligation of confidentiality.
Notwithstanding any other provision of this Agreement, each party may disclose Confidential Information if such disclosure:
          (a) is in response to a valid order of a court or other governmental body of the United States or a foreign country, or any political subdivision thereof; provided, however, that the responding party shall first have given notice to the other party hereto and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued;
          (b) is otherwise required by law or regulation, including SEC related documents; or
          (c) is otherwise necessary to file or prosecute patent applications, prosecute or defend litigation or comply with applicable governmental regulations or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary.
     8.3 Return of Confidential Information. Upon termination of this Agreement, each

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party shall use diligent efforts (including without limitation a diligent search of files and computer storage devices) to return all Confidential Information received by it from the other party, provided, however, that the receiving party may keep one copy of such Confidential Information for legal archival purposes. Access to the copy so retained by the receiving party’s legal department shall be restricted to counsel and such Confidential Information shall not be used except in the resolution of any claims or disputes arising out of this Agreement.
     8.4 Publications. Except as required by law, neither party shall publish or present the results of studies carried out with respect to Products without the opportunity for prior review by the other party. Each party shall provide to the other the opportunity to review any proposed abstracts, manuscripts or presentations which relate to Products at least thirty (30) days prior to their intended submission for publication and such submitting party agrees, upon written request from the other party, not to submit such abstract or manuscript for publication or to make such presentation until the other party is given a reasonable period of time to seek patent protection for any material in such publication or presentation that it believes is patentable.
ARTICLE 9
Representations and Warranties
     9.1 Mutual Representations and Warranties. Each party hereby represents and warrants:
          (a) Corporate Power. Such party is duly organized and validly existing under the laws of the state or nation of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.
          (b) Due Authorization. Such party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.
          (c) Binding Agreement. This Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.
     9.2 Alexza Representations and Warranties. Alexza warrants and represents that:
          (a) Alexza is the owner of the entire right, title and interest in and to the Alexza Patents and the Alexza Know-How, and has not granted, nor during the term of the Agreement will grant, any right to any third party relating to the Alexza Patents, the Alexza Know-How, or its interest in the New Discoveries, which would conflict with the rights granted to Autoliv hereunder.
          (b) Alexza has received no notice or other communication from a third party

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that the practice of the Alexza Background Technology, Alexza Patents or the Alexza Know-How infringes such third party’s intellectual property rights.
          (c) To the best of Alexza’s knowledge, no third party is infringing Alexza’s rights under the Alexza Patents or the Alexza Know-How.
     9.3 Autoliv Representations and Warranties. Autoliv warrants and represents that:
          (a) Autoliv is the owner of the entire right, title and interest in and to the Autoliv Patents and the Autoliv Know-How, and has not granted, nor during the term of the Agreement will grant, any right to any third party relating to the Autoliv Patents, the Autoliv Know-How, or its interest in the New Discoveries or Transportation Initiator-Related Inventions, which would conflict with the rights granted to Alexza hereunder.
          (b) Autoliv has received no notice or other communication from a third party that the practice of the Autoliv Background Technology, Autoliv Patents or the Autoliv Know-How infringes such third party’s intellectual property rights.
          (c) To the best of Autoliv’s knowledge, no third party is infringing Autoliv’s rights under the Autoliv Patents or the Autoliv Know-How.
     9.4 Product Warranty. Autoliv warrants to Alexza that the Heat Packages supplied to Alexza under this Agreement shall (i) meet the Specifications; (ii) be manufactured, packaged, labeled and stored in compliance with all applicable laws, rule and regulations applicable to such products; and (iii) be free from defects in material and workmanship.
ARTICLE 10
Miscellaneous
     10.1 Agency. Neither party is, nor will be deemed to be, an employee, agent or legal representative of the other party for any purpose. Neither party will be entitled to enter into any contracts in the name of, or on behalf of the other party, nor will a party be entitled to pledge the credit of the other party in any way or hold itself out as having authority to do so. This Agreement is an arm’s-length agreement between the parties and shall not constitute or be construed as a joint venture.
     10.2 Assignment. Except as otherwise provided herein, neither this Agreement nor any interest hereunder will be assignable in part or in whole by any party without the prior written consent of the other; provided, however, that either party may assign this Agreement to any of its Affiliates or to any successor by merger or sale of all or substantially all of its business assets to which this Agreement relates in a manner such that the assignor will remain liable and responsible for the performance and observance of all its duties and obligations hereunder. This Agreement will be binding upon the successors and permitted assigns of the parties and the name of a party herein will be deemed to include the names of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment which is not in accordance with this Article 10.2 will be void.

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     10.3 Employees. Autoliv and Alexza shall have a written agreement with each of its employees and consultants requiring them to comply with obligations with respect to intellectual property set forth in Article 6 and confidentiality set forth in Article 8. Alexza is permitted to solicit the services of, or offer employment to, any person who is or was an employee of Autoliv.
     10.4 Amendment. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by both parties.
     10.5 Notices. Any notice or other communication required or permitted to be given to either party hereto shall be in writing unless otherwise specified and shall be deemed to have been properly given and to be effective on the date of delivery if delivered in person or by facsimile or overnight courier, or three (3) days after mailing by registered or certified mail, postage paid, to the other party at the following address:
               In the case of Alexza:

Alexza Pharmaceuticals, Inc.
Attention: President and CEO and separate copy to CFO
1020 E. Meadow Circle
Palo Alto, CA 94303
Facsimile Number: (650) 687-3999

and

Cooley Godward LLP
Attention: Brent D. Fassett
380 Interlocken Crescent, Suite 900
Broomfield, CO 80021
Facsimile Number: (720) 566-4099
               In the case of Autoliv :

Autoliv ASP, Inc.
Attention: President
3350 Airport Road
Ogden, Ut 84405

Telephone: (801) 629-9190
FAX: (801) 629-9189
Attention: Mike Ward

and
               Either party may change its address for communications by a notice to the other party in accordance with this Article 12.4.
     10.6 Force Majeure. Any prevention, delay or interruption of performance by any

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party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to acts of God, embargoes, strikes or other concerted acts of workers, fire, flood, earthquake, explosion, riots, wars, civil disorder, rebellion or sabotage. The party suffering such occurrence shall immediately notify the other party and any time for performance hereunder shall be extended by the actual time of prevention, delay, or interruption caused by the occurrence.
     10.7 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.
     10.8 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries that may be imposed upon or related to Alexza or Autoliv from time to time. Each party agrees that it will comply with all applicable export laws and regulations in connection with its activities under this Agreement.
     10.9 Severability. If any term, condition or provision of this Agreement is held to be unenforceable for any reason, it shall, if possible, be interpreted, to achieve the intent of the parties to this Agreement to the extent possible rather than voided. If not capable of such interpretation, the parties shall in good faith seek to agree on an alternative provision reflecting the intent of the parties which is enforceable. In any event, all other terms, conditions and provision of this Agreement shall be deemed valid and enforceable to the full extent.
     10.10 Governing Law and Construction. The validity, construction and performance of this Agreement shall be governed by the substantive law the State of New York, and the United States of America, excluding that body or law related to choice of law. Any action or proceeding brought by Alexza to enforce the terms of this Agreement shall be brought in the County of Salt Lake, State of Utah (if under State law) or the District Court of Utah (if under Federal Law). Any action or proceeding brought by Autoliv to enforce the terms of this Agreement shall be brought in the County of Santa Clara, State of California (if under State law) or the District Court for the Northern District of California (if under Federal Law). The parties consent to personal jurisdiction before such courts. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, the remaining provisions shall remain in full force and effect.
     10.11 Cumulative Rights. The rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at law or in equity, or under any other agreement between the parties. All of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.
     10.12 Waiver. No waiver by either party hereto on any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent or similar breach or default.
     10.13 Entire Agreement. This Agreement and the Mutual Non-Disclosure Agreement and all Exhibits, Schedules and separately delivered documents referred to herein, embody the

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entire understanding of the parties with respect to the subject matter hereof and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. Effective upon the execution of this Agreement, the Consultant Services Agreement is hereby terminated and has no further affect.
     10.14 Counterparts. This Agreement may be executed in one or more counterpart copies, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties.

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     10.15 Further Assurances. Each party shall execute such other instruments, give such further assurances and perform such acts that are or may become necessary or appropriate to effectuate and carry out the provisions of this Agreement.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their officers thereunto duly authorized as of the date first set forth above.

Alexza Pharmaceuticals, Inc.	Autoliv ASP, Inc.

/s/ Thomas B. King	/s/ Michael J. Ward

Authorized Signatory	Authorized Signatory

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